THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

            CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$1,800,000                                           May 21, 1997
                                            Palo Alto, California


       For value received SIGMA CIRCUITS, INC., a Delaware corporation ("Payor") promises to pay to CITATION ENTERPRISES, INC., a California corporation, or its assigns ("Holder") the principal sum of One Million Eight Hundred Thousand Dollars ($1,800,000), with interest on the outstanding principal amount at the rate of ten percent (10.0%) per annum, or the highest rate permissible by law, whichever is less. Interest shall commence with the date hereof and shall continue on the outstanding principal balance until paid in full.

      1. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. Payor may prepay the Note in whole or in part at any time, upon ten (10) days notice to Holder during which time
Holder may elect to convert all or a portion of this Note pursuant to Section 4 below, without penalty or additional fees.

      2. Interest on the outstanding principal balance hereof shall be payable monthly in arrears on the first day of each month, commencing June 1, 1997. The entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on May 31, 2001. If any payment of interest or principal is not made within fifteen (15) days of the date due, Payor shall pay to Holder, upon demand, a late fee in respect of such late payment in the amount of Seven Hundred Fifty Dollars ($750).

      3. In consideration for Holder's agreement to accept this Note, Payor shall pay to Holder on the date hereof a loan fee in the amount of Eighteen Thousand Dollars ($18,000).

     4.   Conversion.

           (a) The Holder may, at its option, convert the principal amount of this Note into shares of Payor's Common Stock, upon three (3) days written notice to Payor, at any time, provided however, that prior to May 21, 1999, no more than Nine Hundred Thousand Dollars ($900,000) of the outstanding principal may be converted. In the event of any such conversion, each dollar of principal of this Note shall convert into shares of such Common Stock of equal value thereto at the rate of Four Dollars and Fifty Cents ($4.50) per share (subject to proportional adjustment in the event of stock splits, recapitalizations or similar events).

           (b) In the event that, prior to the maturity of this Note, the Payor conducts a merger, sale of substantially all assets or similar transaction that results in the shareholders of Payor immediately prior to the transaction holding less than fifty percent (50%) of the company surviving such transaction (referred to for convenience as a "Merger"), the Payor shall, upon demand of the Holder pay the outstanding principal balance of this Note plus all accrued but unpaid interest, or, if no such demand is made, this Note shall automatically be converted into shares of Common Stock at the rate specified in paragraph (a) above upon such Merger.

           (c) No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Payor shall pay the cash value of that fractional share, calculated on the basis of the price of a share of such Common Stock. Upon the conversion of this Note pursuant to Section 4(a) or (b) above, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Payor. The Payor shall, as soon as practicable thereafter, issue and deliver to the Holder at such principal office a certificate or certificates for the number of shares of such Common Stock to which such Holder shall be entitled upon such conversion (bearing such legends as may be required by the Payor's bylaws and applicable state and federal securities laws in the opinion of counsel to the Payor), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above. In the event of any conversion of this Note pursuant to Section 4(b) above, such conversion shall be deemed to have been made immediately prior to the closing of the Merger and on and after such date the Holder entitled to receive the shares of such Common Stock issuable upon such conversion shall be treated for all purpose as the record holder of such shares. Upon conversion of this Note, the Payor shall be forever released from all its obligations and liabilities under this Note, except that the Payor shall be obligated to pay the Holder, within ten (10) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion, and no more.

      5. The principal of and interest on the indebtedness evidenced by this Note are hereby expressly subordinated, in right of payment, to the prior payment in full of all of the Payor's indebtedness under that certain Financing Agreement dated as of May 21, 1997, by and between The CIT Group/Business Credit, Inc. and the Payor (the "Senior Debt"), whether outstanding on the date hereof or hereafter created or incurred, and any deferrals, renewals or extensions of any such indebtedness or any notes or other evidence of indebtedness issued in exchange for such indebtedness. Payor shall not make, and Holder shall not ask for, demand or receive, any payments of principal or interest while any portion of such Senior Debt is outstanding, provided, however, that (i) Holder may convert the principal amount of this
Note into Common Stock pursuant to Section 4 above at any time, and (ii) so long as no event of default under the Senior Debt exists, Payor may make regularly scheduled payments of interest and principal hereunder.

      6. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

     7. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, which contracts are to be performed entirely within the State of California.

     8. Any term of this Note may be amended or waived with the written consent of each of Payor and Holder.

                              SIGMA CIRCUITS, INC.


                              By: /s/ B. Kevin Kelly
                                 B. Kevin Kelly
                                 President and Chief Executive Officer